UNITED STATES
                    SECURITIES AND EXCHANGE COMMISSION
                         Washington, D.C.  20549

                              SCHEDULE 13G
                Under the Securities Exchange Act of 1934
                            (AMENDMENT NO. 2)*

                              Aenza S.A.A.
                            (Name of Issuer)

                              Common Stock
                     (Title of Class of Securities)


                          CUSIP NO. 38500P208


                            December 31, 2021
        (Date of Event Which Requires Filing of this Statement)

       Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

       [_] Rule 13d-1(b)
       [x] Rule 13d-1(c)
       [_] Rule 13d-1(d)

       The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Exchange Act or otherwise subject to the liabilities of that section of the Exchange Act but shall be subject to all other provisions of the Exchange Act (however, see the Notes).


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                              SCHEDULE 13G

------------------------------------------------------------------------------
CUSIP No.:  38500P208
------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    Fratelli Investments Ltd.
------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP               (a) [ ]
                                                                   (b) [X]
------------------------------------------------------------------------------
3   SEC USE ONLY
------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION
    Bermuda
------------------------------------------------------------------------------
                                              5  SOLE VOTING POWER
                                                 82,633,390
    NUMBER OF SHARES                          --------------------------------
      BENEFICIALLY                            6  SHARED VOTING POWER
       OWNED BY                                  0
         EACH                                 --------------------------------
       REPORTING                              7  SOLE DISPOSITIVE POWER
        PERSON                                   82,633,390
         WITH                                 --------------------------------
                                              8  SHARED DISPOSITIVE POWER
                                                 0
------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    82,633,390
------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [   ]
------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
    9.4772%
------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON
    CO
------------------------------------------------------------------------------


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                              SCHEDULE 13G

------------------------------------------------------------------------------
CUSIP No.:  38500P208
------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    Inversiones Menevado Dos Limitada (Chile)
------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP               (a) [ ]
                                                                   (b) [X]
------------------------------------------------------------------------------
3   SEC USE ONLY
------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION
    Chile
------------------------------------------------------------------------------
                                              5  SOLE VOTING POWER
                                                 82,633,390
    NUMBER OF SHARES                          --------------------------------
      BENEFICIALLY                            6  SHARED VOTING POWER
       OWNED BY                                  0
         EACH                                 --------------------------------
       REPORTING                              7  SOLE DISPOSITIVE POWER
        PERSON                                   82,633,390
         WITH                                 --------------------------------
                                              8  SHARED DISPOSITIVE POWER
                                                 0
------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    82,633,390
------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [   ]
------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
    9.4772%
------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON
    CO
------------------------------------------------------------------------------

Item 1.

          (a) The name of the Issuer is Aenza S.A.A. (f/k/a Grana y Montero S.A.A.)

          (b) The Issuer's principal executive offices are located at Av. Paseo de la Republica 4667, Surquillo, Lima 34, Peru.


Item 2.

          (a) This statement is filed jointly by the following persons pursuant to Rule 13d-1(c) under Section 13 of the Act:

               Fratelli Investments Ltd.
               Inversiones Menevado Dos Limitada (Chile)

          (b) The address of principal business office or, if none, the residence of the reporting persons is:

               c/o MQ Services Ltd.
               VIctoria Place, 31 Victoria St.
               Hamilton HM 10, Bermuda

          (c)  The Citizenship of the reporting persons is as follows:

               Fratelli Investments Ltd. - Bermuda
               Inversiones Menevado Dos Limitada (Chile) - Chile

          (d) The Issuer's title of Class of Securities is Common Stock, par value $1.00.

          (e)  The CUSIP number is 38500P208.


Item 3.   Not applicable


Item 4.   Ownership.

          (a)  Amount beneficially owned:  			82,633,390

          (b)  Percent of class:				9.4772%

          (c)  Number of shares as to which the person has:

               (i)   Sole power to vote or to direct the vote:	82,633,390

               (ii)  Shared power to vote or to direct the
			vote:					0

               (iii) Sole power to dispose or to direct the
			disposition of:				82,633,390

               (iv)  Shared power to dispose or to direct the
			disposition of:				0

          The response of each of the reporting persons to Items
5 through 11 of each of their respective cover pages which relate to the beneficial ownership of the ordinary shares of the Issuer, as of January 12, 2022 (9.4772%), is incorporated herein by reference. The percentage ownership of each of the reporting persons is based on 871,917,855 total shares outstanding. Inversiones Menevado Dos Limitada (Chile), by virtue of its status as the 99% stockholder of Fratelli Investments Ltd. may be deemed to hold the power to vote or direct the vote and to dispose or direct the disposition of all the Shares of the Issuer of which Fratelli Investments Ltd. is the direct beneficial owner;however, the aggregate ownership of all reporting persons hereunder does not exceed 9.4772% as of January 12, 2022.

Item 5.   Ownership of Five Percent or Less of a Class.

          If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities check the following [ ].

Item 6.   Ownership of More than Five Percent on Behalf of Another Person.

          Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

          Not applicable.

Item 8.   Identification and Classification of Members of the Group.

          Not applicable.

Item 9.   Notice of Dissolution of Group.

          Not applicable.

Item 10.  Certification.

          By signing below the undersigned certify that, to the best of our knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect.




                               SIGNATURE

          After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certify that the information set forth in this Statement is true, correct and complete.

Dated:  January 28, 2022

				FRATELLI INVESTMENTS LTD.

				   /s/ Dieter Hauser
				By ---------------------------------
				   Dieter Hauser, Authorized Person

				   /s/ Julio Dittborn
				By ---------------------------------
				   Julio Dittborn, Authorized Person



				INVERSIONES MENEVADO DOS LIMITADA
				(CHILE)

				   /s/ Dieter Hauser
				By ---------------------------------
				   Dieter Hauser, Authorized Person

				   /s/ Julio Dittborn
				By ---------------------------------
				   Julio Dittborn, Authorized Person



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